Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE         May 1, 2013

FreightCar America, Inc. Reports First Quarter 2013 Results

Highlights

•	First quarter 2013 revenues of $87.6 million on deliveries of 1,073 railcars

•	Net loss of $2.6 million, or $(0.22) per diluted share reflects a $2.5 million after-tax benefit from a litigation settlement and a $3.0 million tax related charge

•	Shoals, Alabama manufacturing facility start-up on track for third quarter production

•	Coal car and other freight railcar demand expected to remain weak in the near term

Chicago, IL, May 1, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2013, with revenues of $87.6 million and a net loss of $2.6 million, or $(0.22) per diluted share. For the same quarter in 2012, the Company reported revenues of $219.1 million and net income of $9.7 million, or $0.81 per diluted share. Revenues were $116.6 million with a net loss of $1.0 million, or $(0.08) per diluted share, in the fourth quarter of 2012.

“As I have previously stated, continued uncertainty in the freight railcar market will make 2013 a challenging year,” said Ed Whalen, Chief Executive Officer. “We remain focused on factors within our control, including: executing our railcar diversification strategy; the successful start-up of our Shoals, Alabama facility; improving the results of our Services business; and continuing to prudently manage our costs. I am confident that FreightCar America’s market position, strong balance sheet and the execution of our strategic initiatives will enable the Company to capitalize on its long-term opportunities and the eventual freight railcar market recovery.”

The Company delivered 1,073 railcars in the first quarter of 2013, which included 448 new railcars and 625 rebuilt railcars. This compares to 2,613 railcars delivered in the first quarter of 2012 and 1,308 railcars delivered in the fourth quarter of 2012. There were 274 units ordered in the first quarter of 2013. This compares to 1,244 units ordered in the first quarter of 2012 and 473 units ordered in the fourth quarter of 2012. Total manufacturing backlog was 2,082 units at March 31, 2013, compared to 6,934 units at March 31, 2012 and 2,881 units at December 31, 2012.

The Manufacturing segment had revenues of $77.7 million in the first quarter of 2013, compared to $210.4 million in the same period of 2012 and $109.3 million in the fourth quarter of 2012. Operating income for the Manufacturing segment was $2.1 million in the first quarter of 2013, compared to $22.7 million in the first quarter of 2012 and $6.5 million in the fourth quarter of 2012.

Revenues for the Services segment were $9.9 million in the first quarter of 2013, compared to $8.6 million in the first quarter of 2012 and $7.3 million in the fourth quarter of 2012. Services segment operating income was $1.3 million in the first quarter of 2013, compared to $0.7 million in the first quarter of 2012 and $0.1 million in the fourth quarter of 2012.

Corporate costs were $2.8 million for the quarter ended March 31, 2013, compared to $7.4 million in the same quarter of 2012 and $6.6 million in the fourth quarter of 2012. Corporate costs for the first quarter of 2013 included a $3.4 million pre-tax net benefit from the settlement of litigation.

The income tax provision of $3.1 million in the first quarter of 2013 included a $3.0 million net write-down of certain state deferred tax assets primarily related to net operating loss carry forwards and changes in state effective tax rates. Excluding these write-downs, the Company’s effective tax rate was 25.9%.

The Company reported cash, cash equivalents, marketable securities and restricted cash as of March 31, 2013 of $118.0 million compared to $155.2 million as of December 31, 2012. The decrease in cash primarily reflects the purchase of equipment for the Shoals facility, payment of accounts payable and accrued liabilities and reduction in customer deposits. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $43.1 million at the end of the first quarter of 2013, compared to $43.4 million at the end of the fourth quarter of 2012.

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The Company will host a conference call and live webcast on Thursday, May 2, 2013 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2013 financial results. To participate in the conference call, please dial (800) 288-8967, Confirmation Number 291347. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 291347

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 2, 2013 until 11:59 p.m. (Eastern Daylight Time) on June 2, 2013. To access the replay, please dial (800) 475-6701. The replay pass code is 291347. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$73,077	$98,509
Restricted cash	2,969	14,700
Marketable securities	41,988	41,978
Accounts receivable, net	10,783	12,987
Inventories, net	75,824	73,842
Other current assets	7,308	7,130
Deferred income taxes, net	12,079	12,079

Total current assets	224,028	261,225
Property, plant and equipment, net	50,790	39,343
Railcars available for lease, net	43,132	43,435
Goodwill	22,128	22,128
Deferred income taxes, net	15,930	18,940
Other long-term assets	3,318	3,494

Total assets	$359,326	$388,565

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$18,277	$33,453
Accrued payroll and employee benefits	3,440	6,548
Accrued postretirement benefits	4,978	4,978
Accrued warranty	7,468	7,625
Customer deposits	27,383	36,087
Other current liabilities	9,249	7,885

Total current liabilities	70,795	96,576
Accrued pension costs	11,938	12,193
Accrued postretirement benefits, less current portion	63,805	64,322
Accrued taxes and other long-term liabilities	4,156	4,143

Total liabilities	150,694	177,234

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,667	100,402
Treasury stock, at cost	(32,309)	(34,488)
Accumulated other comprehensive loss	(25,916)	(26,139)
Retained earnings	168,063	171,429

Total stockholders’ equity	208,632	211,331

Total liabilities and stockholders’ equity	$359,326	$388,565

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except share and per share data)
Revenues	$87,615	$219,066
Cost of sales	82,646	195,335

Gross profit	4,969	23,731
Selling, general and administrative expense	4,431	8,693
Gain on sale of railcars available for lease	(14)	(948)

Operating income	552	15,986
Interest expense, net	(84)	(90)

Income before income taxes	468	15,896
Income tax provision	3,112	6,162

Net (loss) income	$(2,644)	$9,734

Net (loss) income per common share – basic	$(0.22)	$0.82

Net (loss) income per common share – diluted	$(0.22)	$0.81

Weighted average common shares outstanding - basic	11,943,423	11,924,418

Weighted average common shares outstanding - diluted	11,943,423	11,979,727

Dividends declared per common share	$0.06	$0.06

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Revenues:
Manufacturing	$77,722	$210,449
Services	9,893	8,617

Consolidated Total	$87,615	$219,066

Operating Income:
Manufacturing	$2,092	$22,690
Services	1,289	653
Corporate	(2,829)	(7,357)

Consolidated Total	$552	$15,986

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(2,644)	9,734
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	2,223	2,097
Gain on sale of railcars available for lease	(14)	(948)
Other non-cash items	(242)	209
Change in deferred income taxes	2,888	6,468
Stock-based compensation expense recognized	498	458
Changes in operating assets and liabilities:
Accounts receivable	2,204	(2,201)
Inventories	(1,745)	(4,491)
Other assets	(173)	(4,283)
Accounts and contractual payables	(15,004)	23,686
Customer deposits and other current liabilities	(7,545)	2,079
Other changes in working capital	(2,935)	1,161
Accrued pension costs and accrued postretirement benefits	(549)	(1,549)

Net cash flows (used in) provided by operating activities	(23,038)	32,420

Cash flows from investing activities
Restricted cash deposits	(2,039)	(14,475)
Restricted cash withdrawals	13,770	96
Purchase of securities held to maturity	(8,995)	—
Proceeds from maturity of securities held to maturity	9,000	—
Proceeds from sale of property, plant and equipment and railcars available for lease	—	10,377
Purchases of property, plant and equipment	(13,354)	(1,164)

Net cash flows used in investing activities	(1,618)	(5,166)

Cash flows from financing activities
Employee restricted stock settlement	(54)	(17)
Cash dividends paid to stockholders	(722)	(718)

Net cash flows used in financing activities	(776)	(735)

Net (decrease) increase in cash and cash equivalents	(25,432)	26,519
Cash and cash equivalents at beginning of period	98,509	101,870

Cash and cash equivalents at end of period	$73,077	$128,389